UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 17, 2007
Date of Report (date of earliest event reported)

24/7 REAL MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-29768	13-3995672
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)

132 West 31st  Street

New York, New York 10001

(Address of principal executive offices, including zip code)

(212) 231-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreements

On May 17, 2007, WPP Group plc, a United Kingdom public limited company (“WPP”), TS Transaction, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of WPP, and 24/7 Real Media, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

In connection with the Merger Agreement, on May 17, 2007, the Company entered into employment agreements with David J. Moore, Chief Executive Officer, and Jonathan K. Hsu, Chief Operating/Financial Officer (together with Mr. Moore, the “Executives”) (the “Agreements”).  In the event that the Merger Agreement is terminated, each of the Agreements becomes null and void.  The following summary of the Agreements is qualified in its entirety by the full text of the Agreements, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

The Agreements are each for an initial term commencing as of the effective time of the Merger and expiring on the first anniversary of the effective time of the Merger.  During the 12 month period following such initial term, the term of each Executive’s employment by the Company automatically continues unless terminated by either the Company or the Executive upon six months notice, and subsequent to the 12 month period following the initial term, the term of each Executive’s employment automatically continues unless terminated by either the Company or the Executive upon three months notice.  Notice may not be given prior to the expiration of the initial term.

Pursuant to Mr. Moore’s Agreement, Mr. Moore shall be employed in the position of Chief Executive Officer of the Company, will receive a base salary of $300,000 per annum and will be eligible to receive bonus compensation based on achieving targeted Company objectives as outlined in the Agreement.  During the term of his Agreement, Mr. Moore is entitled to participate in the WPP Restricted Stock Plan and to receive an annual grant of restricted stock, in the discretion of the WPP Compensation Committee.

Pursuant to Mr. Hsu’s Agreement, Mr. Hsu shall be employed in the position of Chief Operating/Financial Officer of the Company, will receive a base salary of $275,000 per annum and will be eligible to receive bonus compensation based on achieving targeted Company objectives as outlined in the Agreement.  During the term of his Agreement, Mr. Hsu is entitled to participate in the WPP Restricted Stock Plan and to receive an annual grant of restricted stock, in the discretion of the WPP Compensation Committee.  On the first date following the effective time of the Merger that WPP grants restricted stock to its employees generally, Mr. Hsu shall be granted restricted stock with a market value on the date of grant of $125,000, which shall vest in two equal installments on the first and second anniversary of the effective time of the Merger.  In addition, within 30 days following the effective time of the Merger, the Company is required to pay to Mr. Hsu a cash bonus of $125,000.

In the event of termination of the Executive’s employment by the Company without “cause”, by the Executive for “good reason” or due to “disability” (each as defined in the applicable Agreement), or the Executive’s death, the Executive (or his legal representative, as applicable) shall be entitled to continue to receive from the Company (i) severance in the form of his applicable salary when otherwise payable during the period commencing the day after termination and ending on the first anniversary of termination, provided that such salary shall be offset by disability benefits following a termination for disability, (ii) a pro rata portion of any bonus to which he was entitled, (iii) continued participation in certain welfare benefit plans on the same basis as an active employee until the earlier of (A) in the case of Mr. Moore, 18 months, and in the case of Mr. Hsu, 12 months, from the termination date and (B) the date such coverage is obtained from a subsequent employer, and (iv) outplacement services for three months.  Additionally, if any such termination is during the first two years of the term, then (a) the Executive shall also receive a lump sum payment equal to his then applicable annual salary, and (b) restrictions on each share of Company restricted stock held by the Executive that were rolled over into WPP restricted stock shall lapse and any unvested Company stock options held by the Executive that were rolled over into WPP stock options shall vest.  All severance payments are subject to the execution of a release, and any payment required to be made to an Executive as a result of termination of employment shall be paid subject to any delay required by Section 409A of the Internal Revenue Code of 1986, as amended.

While employed by the Company and for one year following termination, the Executives are bound by non-competition covenants, and the Company is entitled to extend the duration of such covenants in its sole discretion until a date no later than the second anniversary of the termination date, provided the Company pays the Executive his base salary in effect on the termination date during such extended period.  While employed by the Company and for two years following termination, the Executives are bound by non-solicitation, non-hire and non-servicing covenants.  The Executives are bound by confidentiality obligations indefinitely and each Executive is required to disclose to the Company all inventions and technical innovations which relate to the Company’s business and all such intellectual property will be the sole property of the Company.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No	Description
10.1	Employment Agreement dated May 17, 2007 between 24/7 Real Media, Inc. and David J. Moore.
10.2	Employment Agreement dated May 17, 2007 between 24/7 Real Media, Inc. and Jonathan K. Hsu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

24/7 REAL MEDIA, INC.

Date: May 24, 2007	By:	/s/ Mark E. Moran
Mark E. Moran
Executive Vice President